EX-99,(h)(2)

GOLDMAN SACHS TRUST II

TRANSFER AGENCY AGREEMENT FEE SCHEDULE

Amended and Restated as of July 17, 2025

Pursuant to paragraph 6.01 of the Transfer Agency Agreement (the “Agreement”) between Goldman Sachs & Co. LLC (“Goldman Sachs”) and Goldman Sachs Trust II (the “Trust”), for the services provided and expenses assumed by Goldman Sachs, the Trust shall pay to Goldman Sachs as full compensation therefor a fee payable monthly at the following respective annual rates as a percentage of the average daily net asset value of each share class (as applicable) of each series of the Trust (each, a “Fund”):

Fund	Annual Rate Applicable to Each Share Class
Goldman Sachs GQG Partners International Opportunities Fund	0.15% for Class A, Class C, Investor and Class R Shares;
0.04% for Institutional Shares; and
0.03% Class R6 Shares and Class P Shares

Goldman Sachs Multi-Strategy Alternatives Fund	0.15% for Class A, Class C, and Investor Shares;
0.04% for Institutional Shares; and
0.03% Class R6 Shares and Class P Shares

Goldman Sachs Multi-Manager Global Equity Fund	0.02% for Class R6 Shares
Goldman Sachs Multi-Manager Non-Core Fixed Income Fund
Goldman Sachs Multi-Manager Real Assets Strategy Fund

Multi-Manager International Equity Fund	0.02% for Class P Shares
Multi-Manager U.S. Small Cap Equity Fund Multi-Manager High Yield Bond Fund

Except as stated in the next paragraph below, all expenses that exceed such annual fee rate payable by a Fund and a class of shares as described above shall be borne by Goldman Sachs, including the expenses referred to in paragraph 6.02 thereof.

The following expenses borne by the Funds shall not reduce the fee payable to Goldman Sachs stated above, and shall not be subject to the limitation on expenses borne by the Funds stated in the second paragraph above: (a) all reimbursements made by the Trust to Indemnified Parties, in accordance with paragraph 7.01 of the Agreement, and any other extraordinary expenses incurred by the Trust under the Agreement; and (b) all charges and costs borne by the Trust associated with bank accounts maintained to support the settlement of shareholder activity, in accordance with paragraph 6.03 of the Agreement.

Except as amended hereby, the Agreement is reconfirmed, and its provisions shall remain in full force and effect.

Goldman Sachs & Co. LLC		Goldman Sachs Trust II

By:	/s/ Ken Cawley	By:	/s/ James A. McNamara
Name: Ken Cawley		Name: James A. McNamara
Title: Managing Director		Title: President of the Trust